Registration No. 333-_____,
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RADCOM Ltd.
(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

24 Raoul Wallenberg Street Tel Aviv 69719, Israel 972-3-645-5055
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RADCOM LTD. 2003 SHARE OPTION PLAN
RADCOM LTD. INTERNATIONAL EMPLOYEE STOCK OPTION PLAN

(Full title of the plans)

David Judge, Director of Finance RADCOM Equipment, Inc. Six Forest Avenue Paramus, New Jersey 07652 (201) 518-0033
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
David Zigdon, Chief Financial Officer RADCOM Ltd. 24 Raoul Wallenberg Street Tel Aviv 69719, Israel Telephone: 972-3-645-5004 Facsimile: 973-3-647-4681 ______________

_______________ CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.05 per share	809,000	$2.485	$2,010,365	$236.62
Total	809,000	N/A	$2,010,365	$236.62

(1)    Plus such indeterminate number of Ordinary Shares as may be issued under the registrant’s 2003 Share Option Plan and International Employee Stock Option Plan to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)    Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price per share was estimated based on the average of the high and low sale prices of the Ordinary Shares as quoted on the Nasdaq National Market on April 8, 2005.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 809,000 Ordinary Shares, par value NIS 0.05 per share, for issuance in connection with the Radcom Ltd. 2003 Share Option Plan and the Radcom Ltd. International Employee Stock Option Plan, of which:

1.	450,000 Ordinary Shares represent an increase in the number of shares reserved for issuance under the Radcom Ltd. 2003 Share Option Plan.

2.	150,000 Ordinary Shares represent an increase in the number of shares reserved for issuance under the Radcom Ltd. International Employee Stock Option Plan.

3.
132,200 Ordinary Shares were previously reserved for issuance under the Radcom Ltd. Directors Share Incentive Plan (1997) and were registered on a Registration Statement on Form S-8 filed with the Commission on November 14, 1997, Registration No. 333-7964, and on a Registration Statement on Form S-8 filed with the Commission on March 7, 2001, Registration No. 333-13254.

4.
76,800 Ordinary Shares were previously reserved for issuance under the Radcom Ltd. 1998 Share Option Plan and were registered on a Registration Statement on Form S-8 filed with the Commission on March 7, 2001, Registration No. 333-13248.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), along with other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the RADCOM Ltd. 2003 Share Option Plan and/or the RADCOM Ltd. International Employee Stock Option Plan are available without charge by contacting:

RADCOM Equipment, Inc.
Attn.: David Judge, Director of Finance
Six Forest Avenue
Paramus, New Jersey 07652
Telephone: +1-201-518-0033

OR

RADCOM Ltd.
Attn. David Zigdon, Chief Financial Officer
24 Raoul Wallenberg Street
Tel Aviv 69719, Israel
Telephone: 972-3-645-5004

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents (File No. 000-29452) of RADCOM Ltd. (the “Company”) are incorporated herein by reference and shall be deemed to be a part hereof:

(i)	The Company’s annual report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on March 31, 2005;

(ii)
The description of the Ordinary Shares, contained in the Company’s Registration Statement on Form F-1 filed with the Commission on September 12, 1997 (No. 333-05022) including any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this prospectus and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and all Reports of Foreign Private Issuer on Form 6-K submitted by the Company to the Commission during such period or portions thereof that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Exculpation of Office Holders

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care, except in connection with distributions, provided that the articles of association of the company permit it to do so. Our articles of association allow us to exempt our office holders to the fullest extent permitted by law.

Insurance of Office Holders

Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any office holder with respect to an act performed by such individual in his capacity as an office holder, for:

•	a breach of his duty of care to us or to another person;

•	a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

•	a financial obligation imposed upon him in favor of another person in respect of an act performed by him in his capacity as an office holder.

Indemnification of Office Holders

Under the Companies Law, we may indemnify an office holder with respect to an act performed in his capacity as an office holder against:

•
a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitration award approved by a court; such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that our undertaking to indemnify is limited to events that our board of directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or criterion that our board of directors determines to be reasonable under the circumstances.

•
reasonable litigation expenses, including attorney’s fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him or the imposition of any financial liability in lieu of criminal proceedings other than with respect to a criminal offense that does not require proof of criminal intent; and

reasonable litigation expenses, including attorney’s fees, expended by the office holder or charged to him by a court, in proceedings we institute against him or instituted on our behalf or by another person, a criminal indictment from which he was acquitted, or a criminal indictment in which he was convicted for a criminal offense that does not require proof of criminal intent.

Limitations on Exculpation, Insurance and Indemnification

The Companies Law provides that a company may not enter into a contract for the insurance of the liability of its office holders nor indemnify an office holder nor exempt an officer from his responsibility toward the company for any of the following:

•
a breach by the office holder of his duty of loyalty, unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company;

•	a breach by the office holder of his duty of care if the breach was committed intentionally or recklessly;

•	any act or omission committed with the intent to unlawfully yield a personal benefit; or

•	any fine imposed on the office holder.

In addition, under the Companies Law, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, by our shareholders. Our audit committee, board of directors and shareholders resolved to indemnify and exculpate our office holders by providing them with indemnification agreements. We currently have a policy for directors and officers liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Description
4.1	-	Form of ordinary share, filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-1, as amended (No. 333-5022), and incorporated herein by reference.
4.2	-	Memorandum of Association of the Company, filed as Exhibit 3.1 to the Company’s Registration Statement on Form F-1, as amended (No. 333-5022), and incorporated herein by reference.
4.3	-	Articles of Association of the Company, filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-8, as amended (No. 333-13244), and incorporated herein by reference.
4.4	-	Radcom Ltd. 2003 Share Option Plan, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8, as amended (No. 333-111931), and incorporated herein by reference.
4.5	-	Radcom Ltd. International Employee Stock Option Plan, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8, as amended (No. 333-13250), and incorporated herein by reference.
5	-	Opinion of Goldfarb, Levy, Eran & Co.
23.1	-	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm.
23.2		Consent of Blick Rothenberg, Independent Registered Public Accounting Firm.
23.3	-	Consent of Goldfarb, Levy, Eran & Co. (included in Exhibit 5).
24	-	Power of Attorney (included as part of this Registration Statement).

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports, filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tel Aviv, State of Israel, on April 11, 2005.

RADCOM Ltd.

By: /s/ David Zigdon
Name: David Zigdon
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arnon Toussia-Cohen and David Zigdon, and each of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Zohar Zisapel Zohar Zisapel	Chairman of the Board of Directors	April 11, 2005
/s/ Arnon Toussia-Cohen Arnon Toussia-Cohen	President, Chief Executive Officer	April 11, 2005
/s/ David Zigdon David Zigdon	Vice President Finance and Chief Financial Officer	April 11, 2005
/s/ Rony Ross Rony Ross	Director	April 11, 2005
/s/ Zohar Gilon Zohar Gilon	Director	April 11, 2005
/s/ Dan Barnea Dan Barnea	Director	April 11, 2005
Authorized Representative in the United States: RADCOM Equipment, Inc. /s/ David Judge By: David Judge Title: Director of Finance		April 11, 2005

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

EXHIBITS

TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RADCOM LTD.

EXHIBIT INDEX

Exhibit Number		Description
4.1	-	Form of ordinary share certificate, filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-1, as amended (No. 333-5022), and incorporated herein by reference.
4.2	-	Memorandum of Association of the Company, filed as Exhibit 3.1 to the Company’s Registration Statement on Form F-1, as amended (No. 333-5022), and incorporated herein by reference.
4.3	-	Articles of Association of the Company, filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-8, as amended (No. 333-13244), and incorporated herein by reference.
4.4	-	Radcom Ltd. 2003 Share Option Plan, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8, as amended (No. 333-111931), and incorporated herein by reference.
4.5		Radcom Ltd. International Employee Stock Option Plan, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8, as amended (No. 333-13250), and incorporated herein by reference.
5	-	Opinion of Goldfarb, Levy, Eran & Co.
23.1	-	Consent of KPMG Somekh Chaikin, Independent Registered Public Accounting Firm.
23.2		Consent of Blick Rothenberg, Independent Registered Public Accounting Firm.
23.3	-	Consent of Goldfarb, Levy, Eran & Co. (included in Exhibit 5).
24	-	Power of Attorney (included as part of this Registration Statement).